Exhibit 2(b)

                                    AGREEMENT
                                    ---------


     This Agreement is entered into as of this 14th day of April, 1997 by and between Bacou S.A., a French societe anonyme ("Buyer"), Bacou USA, Inc., a Delaware corporation ("Bacou USA") (as amended, this "Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto as set forth in the "Stock Purchase Agreement" (as defined below).

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Buyer is a party to that certain Stock Purchase Agreement, dated as of April 14, 1997, by and among Buyer and the shareholders of Comasec International, S.A., a French societe anonyme (the "Company") (as amended, the "Stock Purchase Agreement"); and

     WHEREAS, as a condition to entering into the Stock Purchase Agreement, Buyer has required that Bacou USA enter into this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Buyer and Bacou USA hereby agree as follows:

     1. Bacou USA agrees to authorize "CHINC" (Comasec Holding, Inc., a Connecticut corporation) to redeem all of the issued and outstanding shares of capital stock of CHINC held by the Company (the "Redemption") for an aggregate purchase price of USD 27,350,000 plus (a) the total amount of after-tax cash consideration paid to the US Subsidiaries for the Divested Subsidiaries as of the Effective Date to the extent such consideration is retained by the US Subsidiaries after the Redemption; minus (b) the sum of the total amount of the Net Financial Indebtedness of the US Subsidiaries as of the Effective Date to the extent such indebtedness remains unpaid after the Redemption plus the Divestiture Expenses, if any, paid or incurred by any US Subsidiary. All computations set forth in the immediately preceding clauses (a) and (b) shall be determined in accordance with Article II of the Purchase Agreement.

     2. Buyer hereby assigns to Bacou USA in conformance with section 10.4 of the Stock Purchase Agreement, effective immediately upon the consummation of the Merger, all of its right, title and interest in, to and under the Purchase Documents to the extent such rights relate to any US Subsidiary (whether pursuant to a representation, warranty or covenant or otherwise) including, without limitation, all of Buyer's indemnification rights under the Purchase Documents to the extent such rights relate to indemnification claims with respect to any US Subsidiary or any of its Affiliates or "Subsidiaries" (as defined below) (whether pursuant to a breach of a representation, warranty or covenant enuring to the benefit of, binding upon or applicable to such US Subsidiary, Affiliate or Subsidiary or otherwise) and hereby agrees that Bacou USA may exercise such rights directly against the applicable obligor (including, without limitation, any one or more of the Shareholders). If requested by Bacou USA, Bacou SA will make demand from time to time under the Guarantees for indemnification claims permitted under the Stock Purchase Agreement relating to any US Subsidiary. For purposes of this Agreement the term "Subsidiary" shall mean (a) any Person in an unbroken chain of Persons beginning with Comasec Holdings, Inc., a Connecticut corporation ("CHINC"), if each of the Persons other than the last Person in the unbroken chain, then owns equity securities possessing 50% or more of the total combined voting power of all classes of equity securities in one of the other Persons in such chain, (b) any partnership in which CHINC or a Subsidiary of CHINC is a general partner, and (c) any partnership in which CHINC or a Subsidiary of CHINC possesses or is entitled to a 50% or greater interest in the total capital or total income of such partnership.

     3. Upon the redemption of CISA's shares in CHINC, Bacou SA shall notify this assignment to the Seller's Representative (as defined in the Stock Purchase Agreement) pursuant to the Article 1690 of the Civil Code.

     4. Bacou USA hereby assumes and agrees to perform all of Buyer's obligations under the Purchase Documents to the extent such obligations relate to or are to be performed by any US Subsidiary.

     5. Bacou USA and Buyer each hereby agree to provide the other with such cooperation as may reasonably be requested, at the expense of the requesting party, in connection with the transactions contemplated by this Agreement, including, without limitation (a) the Merger, (b) the defense of any claim that may be asserted against Buyer or Bacou USA by any Seller under any Purchase Document, and (c) the assertion or pursuit of any claim that may be asserted against any Seller by Buyer or Bacou USA under any Purchase Document. In addition, Buyer shall deliver to Bacou USA promptly following the consummation of the Merger complete and correct minute books, stock certificate books and stock transfer ledgers of each US Subsidiary and the stock certificates of the Subsidiaries of CHINC. Each of the Buyer and Bacou USA shall make available to the other such books and records of the Company and the Purchased Subsidiaries in its possession or over which it has control as may be required by such other party in connection with (a) any legal, regulatory or administrative proceeding (including, without limitation, any Tax audit or investigation) relating to or concerning any US Subsidiary, or (b) any covenant, indemnity or other agreement of, applicable to, binding upon or for the benefit of any US Subsidiary under any Purchase Document. Such books and records will be open for inspection upon reasonable notice during regular business hours. Neither the Buyer nor Bacou USA shall be required to provide the other with such books and records already in its possession and neither the Buyer nor Bacou USA shall be required to treat the books and records of the Company or any Purchased Subsidiaries other than in accordance with their regular document retention practices.

     6. In the event that (a) Buyer or its subsidiaries shall receive any payments (including, without limitation, insurance proceeds) or other property to which a US Subsidiary is entitled, or (b) Bacou USA or its subsidiaries shall receive any payments (including, without limitation, insurance proceeds) or other property to which the Company or any Purchased Subsidiary (other than a US Subsidiary) is entitled, then Buyer or Bacou USA, as the case may be, shall hold any amount or property so received in trust for the benefit of the Company or the applicable Purchase Subsidiary, as the case may be, and shall promptly deliver the same, in the form received with all necessary endorsements or documents of transfer, to Bacou USA or Buyer, respectively.

     7. Notwithstanding anything to the contrary contained herein, Bacou SA acknowledges that the rights and obligations of Bacou USA under the Agreement are subject to the approval by the Oversight Committee of the Board of Directors of Bacou USA of the fairness of the transactions contemplated hereby with respect to Bacou USA. Such approval by the Oversight Committee shall be conclusively deemed to have been received unless Bacou USA shall have notified Bacou SA at least two business days prior to the Closing under the Purchase Agreement that Bacou USA is terminating this Agreement because such approval has not been obtained. In the event Bacou USA shall give such notice of termination, this Agreement shall immediately become null and void and of no further force or effect.

     8. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such Party's right to enforce any provision hereof or to take any such action.

     9. Notices hereunder shall be given as provided in the Purchase Agreement, however, notices to Bacou USA shall be delivered to it at 10 Thurber Boulevard, Smithfield, Rhode Island 02917, Attention: Philip B. Barr, Jr., Telephone No.:
(401) 232-1200, Telecopier No.: (401) 232-2230.

     10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     11. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and assigns.

     12. This Agreement shall be governed by and construed in accordance with the internal substantive laws of France, without giving effect to the principles of conflicts of laws thereof.

     13. In the event that any provision of this Agreement is declared by a court of competent jurisdiction or arbitration tribunal to be void or unenforced, the parties hereto expressly agree that such void or unenforceable provision shall be deemed severed from this Agreement, and the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect to the extent feasible in the absence of the void and unenforceable provision. The parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly possible the goals and purposes of the provision so held to be void or unenforceable.

     IN WITNESS WHEREOF, each of Buyer and Bacou USA have caused this Agreement to be duly executed and delivered as of the date first set forth above.

                                        BACOU S.A.



                                        By:/s/   Philippe Bacou
                                             ----------------------------------
                                        Name:    Philippe Bacou
                                        Title:   Chairman

                                        BACOU USA, INC.


                                        By:/s/   Walter Stepan
                                             ----------------------------------
                                        Name:    Walter Stepan
                                        Title:   Vice Chairman, President
                                                 and CEO


                                        By:/s/   Philip B. Barr, Jr.
                                             -----------------------------------
                                        Name:    Philip B. Barr, Jr.
                                        Title:   Executive Vice President